Exhibit 99.10

Cord Blood America Executive Strategy and Summary

Overview

Cord Blood America, Inc. (“the Company”) is the parent company of Cord Partners, Inc., which cryogenically preserves umbilical cord blood stem cells and stores them for families’ private use. The Company has achieved rapid growth in its first 2 years of operation, and expects to grow over 200% in each of 2005 and 2006, with project revenues to exceed $3.0 million in 2005, and $10 million in 2006.

Cord Partners sells its service to expectant parents. Families elect to store stem cells from umbilical cord blood because these stem cells may be used to treat future illnesses in the donor child or other family members. At present, umbilical cord blood stem cells can be used to treat approximately 75 diseases, including various leukemias and anemias, Tay Sach’s disease, and other immune system disorders.

In 2000, clinicians performed approximately 27,000 stem cell transplants in the U.S., most of them using bone marrow stem cells. Umbilical cord blood stem cells offer an emerging alternative to bone marrow transplantation.

Investment Highlights

Cord Partners represents an exciting investment opportunity for several key reasons.

Large and Growing Market The market for private cord blood preservation has been estimated at $125 million in the U.S. in 2004, penetrating 3.5 % of the approximately 4 million annual births, up from roughly 1.9% in 2003. Based on industry estimates, the Company expects the market size to grow to in excess of $1 billion per year, as market awareness increases and the applications of stem cell therapeutics broaden.

Marketing Leader Despite the complexity of the science supporting stem cell therapeutics, cord blood preservation is a consumer market. Families decide whether to store cord blood, and which company to select, based on the strength of providers’ marketing programs. Due to the management team’s deep experience in sales and marketing, Cord Partners excels in consumer marketing, while most of its competitors suffer from their legacy in medicine and science. For example, the Company has quickly become the market leader online, its first target sales channel.

Price Inelastic Market Due to the emotional importance of the purchase, families are generally not sensitive to changes in the price of storing cord blood, as demonstrated in the market. This price inelasticity has resulted in regular price increases and will help the Company preserve high gross margins as the market matures.

Aggressive Growth Strategy Cord Partners intends to become an industry leader through internal growth and acquisition. The Company plans to leverage its strength in consumer marketing through a network of distributors marketing to obstetricians across the U.S. This channel is in effect in three key markets, and will be deployed rapidly in other markets beginning in Q4 2005. In addition, Cord Partners plans to aggressively consolidate the industry through acquisition. In addition, Cord Partners plans to aggressively consolidate its market through acquisition.

The Company

Cord Partners was founded in 2003 and is based in Los Angeles, CA. The Company markets it services through the Internet (principally at www.cordpartners.com) and indirectly through obstetricians’ offices in Southern California, Northern New Jersey, South Florida and Raleigh-Durham. It is in the process of establishing a field network to market to obstetricians nationally.

Cord Partners contracts cord blood processing and storage to Bergen Community Blood Center in Paramus, New Jersey. Bergen is accredited by the American Association of Blood Banks (AABB), is federally funded and regulated by the FDA.

The Company has secured a patent license from Pharmastem, Inc., which owns five United States patents in cord blood collection.

The Team

The Company’s senior managers have worked closely together in the past, and have reassembled to build Cord Blood America together. The team was responsible for generating a substantial portion of the revenue for System One Services, a recruitment company that was sold to TMP Worldwide (Monster.com) for approximately $60 million in 2000.

Matt Schissler, Founder, Chairman and CEO Mr. Schissler has a history of entrepreneurial success, having founded three successful companies prior to Cord Blood America. From April 2001 until January 2003, Mr. Schissler was the President and Chief Executive Officer of Rainmakers International, Inc., an advertising agency that was acquired by Cord Blood America on February 28, 2005. From 1994 through March 2001, Mr. Schissler held various management sales positions at TMP Worldwide, Inc., a personnel staffing company, where he managed over 200 inside and outside sales personnel throughout the eastern U.S.

Stephanie Schissler, Founder, President and COO From September 2001 until December 2002, Mrs. Schissler was an account executive with Paychex Business Solutions, Inc., a payroll services company. From April 2001 through August 2001, she was a director of business development at Mills & Murphy Software Systems, Inc., a software developer and reseller. From February 1996 through December 2000, she held various sales and managerial positions with TMP Worldwide, Inc.

Sandra Smith, Chief Financial Officer Prior to joining Cord Partners, Sandra was an accounting manager and member of the Mergers and Acquisitions team for System One, later bought by TMP Worldwide (Monster.com). Sandra has also held financial management positions with Mills & Murphy Software Systems, Inc. and Bisk Education, Inc., the nation’s largest provider of online degree programs.

Laura Fitzpatrick, Founder, Vice President – Investor Relations Ms. Fitzpatrick built the National Accounts team for System One securing the company’s largest accounts and went on to successfully manage large inside and outside sales forces for TMP Worldwide. Prior to this, Ms. Fitzpatrick spent five years in sales and service for Ford Motor Company.

Joe Vicente – President & Director- Cord Blood America Professional Services. Mr. Vicente has a long history of working with emerging and growth companies. Prior to joining the Company, Mr. Vicente provided strategic consulting services to the Talent Tree Inc. Mr. Vicente was also Sr. Vice President of Operations of TMP Worldwide where he was responsible for streamlining the entire back office for five business units and millions of transactions per month.

Financial Summary

($ thousands)	2003	2004	2005	2006
Revenue	$ 341	$ 752	$ 3,000	$ 10,100
Gross Margin	24%	20%	36%	36%
EBITDA	$ (49)	$ (1,700)	$ (1,900)	$ 941

Note: The projected financial results reflect internally generated growth only; no M&A activity is assumed.

Cord Blood America became effective with the Securities and Exchange Commission on 10/5/2004. The Company commenced trading on January 21, 2005 on the OTC Bulletin Board under the symbol “CBAI”.